Exhibit 5.1

September 2, 2015

Ladies and Gentlemen:

RE: Legal Opinion

We have acted as Israeli counsel for PV Nano Cell Ltd., an Israeli company (the “Company”), in connection with the filing on the date hereof of Registration Statement on Form F-1 under the Securities Act of 1933 (the “Registration Statement”). The Registration Statement relates to the resale by the selling shareholders identified in the prospectus of up to an aggregate of 1,933,520 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), and up to an aggregate of 1,991,656 Ordinary Shares issuable upon exercise of outstanding warrants by the selling shareholders.

In so acting, we have examined such statutes, regulations, corporate records, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.  We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.  We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli law.

PRIMES, SHILOH, GIVON, MEIR -2- פרימס, שילה, גבעון, מאיר

Based upon the foregoing, we are of the opinion that: (a) upon their issuance by the Company, the 1,933,520 Ordinary Shares registered for resale under the Registration Statement were duly authorized, validly issued, fully paid and non-assessable, and (b) upon exercise of the warrants registered for resale under the Registration Statement and payment of the exercise price in accordance with their terms, the Ordinary Shares underlying the warrants will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/S/ Primes, Shiloh, Givon, Meir - Law Firm